TRAQIQ, INC.

ADDENDUM NO. 2 TO 6% CONVERTIBLE PROMISSORY NOTE

This is an Addendum to the 6% Convertible Promissory Note dated July 17, 2017 (the "Note"), issued by maker TraqIQ, Inc., to Alena Borisova ("Payee"), in the principal amount of $12,000, which bears interest at the simple interest rate of 6% per annum payable. The Note was originally due on January 15, 2018 and the parties first extended to April 30, 2018.

The parties desire to rollover the Note and extend the maturity date of the Note from April 30, 2018 to June 30, 2018 (the "Maturity Date"), upon the same terms and conditions set forth in the Note.

The parties hereby agree that the amount of interest now due on June 30, 2018 will be $687, together with the original principal amount of $12,000, for a new total payment of $12,687 due on the Maturity Date. All other terms and conditions of the Note remain the same.

Dated: May 23, 2018

MAKER:

TRAQIQ, INC.

DocuSigned by:

By: Ajay Sikka

Name: Ajay Sikka
Title: President and CEO

PAYEE:

DocuSigned by:

By: Alena Borisova

Name: Alena Borisova